UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2014

Five Prime Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36070	26-0038620
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Corporate Drive South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 365-5600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2014, the Board of Directors (the “Board”) of Five Prime Therapeutics, Inc. (“FivePrime”) elected William Ringo to serve as a Class III member of the Board, filling a vacancy created by the increase in the size of the Board from eight to nine members. Mr. Ringo will serve until his re-election at FivePrime’s 2016 annual meeting of stockholders or until his successor is elected and qualified. As a result of Mr. Ringo’s appointment, the number of Class III directors increased from two to three members.

The Board has not appointed Mr. Ringo to any committees of the Board at this time.

In accordance with FivePrime’s Non-Employee Director Compensation Policy (the “Policy”), FivePrime will pay Mr. Ringo a pro rata portion of the annual retainer of $35,000 for his service as a director, which will be paid in quarterly installments. In addition, in accordance with the Policy, on October 1, 2014, the Board granted Mr. Ringo a one-time initial award of options to purchase 25,000 shares of common stock of FivePrime, which will vest in equal annual installments over a three-year period, subject to Mr. Ringo’s continued service on the Board. Thereafter, in accordance with the Policy, Mr. Ringo will receive an annual award of options to purchase 12,500 shares of common stock of FivePrime, which will vest in its entirety on the earlier to occur of (i) the one-year anniversary of the grant date or (ii) the day before the subsequent annual meeting of stockholders, subject to Mr. Ringo’s continued service on the Board.

There is no arrangement or understanding between Mr. Ringo and any other person pursuant to which Mr. Ringo was elected as a member of the Board. There are no relationships or transactions between Mr. Ringo and FivePrime that would require disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Five Prime Therapeutics, Inc.

By:	/s/ Francis Sarena
Francis Sarena
Senior Vice President, General Counsel & Secretary

Dated: October 2, 2014

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